Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (File No. 333-213102) on Form S-8 of our report dated March 2, 2023, relating to the consolidated financial statements and consolidated financial statement schedules of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which appears in the Company’s annual report on Form 10-K, filed with the Securities and Exchange Commission on March 2, 2023.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

November 8, 2023